EXHIBIT 1(b)
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                         LAZARD TAX-FREE RESERVES, INC.

                          ARTICLES SUPPLEMENTARY TO THE
                            ARTICLES OF INCORPORATION


            LAZARD TAX-FREE RESERVES, INC., a Maryland corporation having its principal office in New York, New York (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST: The Board of Directors of the Corporation at a meeting duly convened and held on January 27, 1987, adopted a resolution classifying 3,000,000,000 unissued and unclassified shares, par value $.00l per share, of the Capital Stock of the Corporation into a class designated "Lazard Cash Management Fund" and classifying 3,000,000,000 unissued and unclassified shares, par value $.00l per share, of the Capital Stock of the Corporation into a class designated "Lazard Government Fund", in each case by setting before the issuance of such shares, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof as hereinafter set forth.

            SECOND: The Board of Directors of the Corporation at a meeting duly convened and held on February 24, 1987 adopted a resolution classifying an aggregate of 400,000,000 unissued and unclassified shares, par value $.001 per share, of the Capital Stock of the Corporation as follows:
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100,000,000 into a class designated "Lazard Tax-Free Bond Fund"; 100,000,000 into a class designated "Lazard New York Tax-Free Bond Fund"; 100,000,000 into a class designated "Lazard Bond Fund"; and 100,000,000 into a class designated "Lazard Equity Fund", in each case by setting before the issuance of such shares, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof as hereinafter set forth.

            THIRD: A description of the shares so classified, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set by the Board of Directors of the Corporation is as follows (with each such class being herein referred to individually as a "Class" and collectively as "Classes"):

            1. All consideration received by the Corporation upon the sale and issue of shares of a particular Class, and all income and other assets resulting from the investment and reinvestment of that consideration, income and other assets, will irrevocably be attributable to that Class of shares, subject to the rights of creditors, and will be recorded on the books of account of the Corporation as assets attributable to that Class.

            2. Dividends or distributions on shares of a particular Class, whether payable in stock or cash, will be paid only out of earnings, surplus or other assets attributable to that Class of shares.


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            3. In the event of the liquidation or dissolution of the
      Corporation, holders of shares of a particular Class will be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders, but not including general assets not attributable to a Class of shares, the assets attributable to that Class of shares. The assets so distributable to the stockholders of that Class will be distributed among such stockholders in proportion to the number of shares of such Class held by them and recorded on the books of the Corporation. If there are any general assets of the Corporation not attributable to any specific Class of shares and available for distribution, distribution of those other assets will be made to the holders of shares of all Classes of the Corporation's Capital Stock in proportion to the aggregate asset value of those Classes.

            4. The assets attributable to shares of a particular Class will be charged with the liabilities relating to that Class and will also be charged with general liabilities of the Corporation in the proportion that the aggregate asset value of that Class bears to the aggregate asset value of all Classes of shares of the Corporation. The determination of the Board or Directors will be conclusive as to the amount of liabilities including accrued expenses and reserves, and as to the allocation of liabilities among Classes. The liabilities so allocated to a Class are herein referred to as liabilities attributable to that Class.

            5. At each meeting of stockholders of the Corporation each stockholder present in person or by proxy at the meeting will be entitled to one vote for each share of stock standing in the stockholder's name on the books of the Corporation, irrespective of the Class, except that where a vote of the holders of the shares of a Class, or of more than one Class, voting by Class, is required by the Investment Company Act of 1940 or the laws of Maryland, or both, as to any proposal, only the holders of shares of that Class or Classes, voting by Class, will be


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      entitled to vote upon such proposal and the holders of any other Class or
      Classes will not be entitled to vote thereon. Fractional shares will be entitled proportionately to all the rights of a whole share, including the right to vote and the right to receive dividends and other distributions.

            6. The redemption rights of the holders of shares of a particular Class will apply only to the assets attributable to that Class.

            7. The net asset value per share computation provided for in Section 6 of ARTICLE V of the Corporation's Articles of Incorporation will be determined for each Class of shares of the Corporation on the basis of the assets and liabilities attributable to that Class and the outstanding shares of that Class.

            8. Except as otherwise provided herein, the shares of each Class will have the same rights as provided in ARTICLE V of the Corporation's Articles of Incorporation relating to the Capital Stock of the Corporation.

            FOURTH: The Shares aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained the Corporation's Articles of Incorporation.


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            IN WITNESS WHEREOF, LAZARD TAX-FREE RESERVES, INC. has caused these present to be signed in its name and on its behalf by its President and attested by its Secretary on April 28, 1987.


                         LAZARD TAX-FREE RESERVES, INC.


                          By /s/ Karl A. Deavers
                             ------------------------
                             Karl A. Deavers, President


Attest:


/s/ Irene McC. Pelliconi
---------------------------------
Irene McC. Pelliconi, Secretary


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STATE OF NEW YORK   )
                    :  ss:
COUNTY OF NEW YORK  )


            The undersigned, President of LAZARD TAX-FREE RESERVES, INC., who executed on behalf of said corporation the foreqoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                                  /s/ Karl A. Deavers
                                                  ----------------------
                                                     Karl A. Deavers

Sworn to before me on
this 28 day of April, 1987


/s/ Linda C. Joyce
--------------------
    Notary Public


    Linda C. Joyce
Notary Public, State of New York
    No. 24-4606383
  Qualified in Rockland County
Commission Expires Aug. 31, 1989


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